UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On July 14, 2025, the Hartman Group distributed the following letter to shareholders:

Backed by Facts, Not Spin: The Truth About Silver Star’s Violations

Dear Shareholders,

We write to you today with important facts and an urgent appeal. The information below is not speculation—it is based on confirmed legal findings and actions taken by the Securities and Exchange Commission and the courts.

Key Facts You Should Know:

•	On June 23, 2025, the Securities and Exchange Commission (SEC) sent a letter to Silver Star stating that its definitive proxy statement violates the requirements of the Securities Exchange Act of 1934.
•	Silver Star’s proxy solicitation is in violation of federal securities laws.
•	Silver Star is in violation of its charter, which provides the Company is supposed to liquidate at this time. The Hartman Group had to go to court to obtain a court order to enforce this provision, and a Maryland judge ordered shareholders be allowed to vote on liquidation at the upcoming 2025 Annual Meeting.
•	In its January 2024 consent solicitation, Silver Star admitted they disregarded revocations from holders of 30.4% of outstanding shares and wrongfully claiming victory and falsely announcing the removal of Al Hartman from the Board. Silver Star withheld those revocations from the Inspector of Election, denying shareholders a fair process. They do not care what their shareholders want.
•	Silver Star had not held an annual meeting in years and only set the 2025 meeting after being ordered by the court to do so.
•	Following that, Silver Star triggered a poison pill and then delayed the 2025 annual meeting again. We believe the primary goal of this is to dilute the share ownership of Allen Hartman. Silver Star continued to file motions to try to get the court to let them delay the annual meeting further. Finally, the court permitted the delay, and just one week before the date of the 2025 annual meeting in July, Silver Star further delayed the 2025 meeting to August 29, 2025.

What We Stand For:

•	We believe our qualified nominees should be elected to the Board to replace Gerald Haddock and his team who have presided over the Company’s decline.
•	We strongly oppose Haddock’s pivot strategy, which we believe is a bad idea, and will lead to even more destruction of shareholder value.
•	If you vote on the BLUE proxy card, your vote will be counted, and we will ensure that all proxy cards are delivered to the Inspector of Election for the 2025 annual meeting—whenever Silver Star finally holds the meeting. Do not believe what Silver Star is saying-they are trying to mislead you.
•	We believe Silver Star is desperate to retain control and will say and do anything in an attempt to win the election. We believe with Silver Star’s history of failures and falsehoods, you should not trust what they are saying to you.
•	Remember, every letter and communication you receive from Silver Star is paid using your Company’s money – your money. Ask yourself: Is this the best use of your Company’s money, to fight to keep Haddock and his cohorts in control.

This election matters. The future of Silver Star—and your investment—hangs in the balance. We urge you to vote the BLUE proxy card and help us restore integrity, transparency, and value to our Company.

See the attached proxy letter for more details. Click here to read the full letter.

If you have not voted, call us directly at (619) 664-4780 to vote for the return of your capital or vote the blue proxy from our online e-mail.

If you have any questions, contact us at IR@hartman-investments.com.

Thank you for standing with us.

Sincerely,

Al Hartman

The Hartman Shareholder Alliance Team

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.